Exhibit 99.1

Willis Group Reports Fourth Quarter and Full Year 2008 Results

NEW YORK--(BUSINESS WIRE)--February 11, 2009--Willis Group Holdings Limited (NYSE: WSH):

28 Percent Growth in Reported Commissions and Fees; 6 Percent Organic Growth in Commissions and Fees for Fourth Quarter 2008

12 Percent Growth in Reported Commissions and Fees; 4 Percent Organic Growth in Commissions and Fees in 2008

2008 GAAP EPS $2.05; Adjusted EPS $2.56 ($2.83, excluding Foreign Exchange Impact)

2008 GAAP Operating Margin 17.8 Percent; Adjusted Operating Margin 21.2 Percent (23.1 Percent excluding Foreign Exchange Impact)

Company Announces $500 million of Long-Term Senior Unsecured Debt; Will Further Reduce Outstanding Interim Bridge Loan to $250 million

Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reported results for the quarter and year ended December 31, 2008.

“Despite unprecedented economic turmoil, Willis closed the year with strong results. Fourth quarter organic revenue growth of 6 percent was our highest over the past two years,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “Our acquisition of HRH is proving to be a financial and strategic win with high client and producer retention and early delivery of synergies.”

“Our disciplined approach to expense management intensified as we saw the economic downturn accelerate throughout the year. This discipline along with strong growth in the Global and International segments — a validation of our geographic diversity — and the continued benefits from our Shaping our Future initiatives enabled us to deliver impressive results for this quarter and the year,” said Plumeri. “We are also especially pleased to be able to reduce and refinance the majority of our bridge financing in a very challenging credit environment.”

Fourth Quarter 2008 Financial Results

Reported net income for the quarter ended December 31, 2008 was $62 million, or $0.37 per diluted share, compared with $95 million, or $0.66 per diluted share, in the same period a year ago, and was significantly affected by the acquisition of Hilb Rogal & Hobbs Company (HRH), foreign currency translation and certain other non-operating items. The acquisition of HRH was completed on October 1, 2008, and its results of operations have been included in reported results from that day forward, including revenues of $182 million and operating expenses of $141 million. The impact of the acquisition of HRH (including interest costs and amortization) reduced earnings per diluted share by approximately $0.03 in the fourth quarter of 2008.

The results for the fourth quarter 2008 were impacted by HRH integration costs totaling $4 million and other non-operating items, and, excluding these items, which are reviewed in detail later in this release, and a net gain on disposal of operations, adjusted earnings per diluted share were $0.37 in the fourth quarter 2008 compared with $0.64 in the fourth quarter 2007, a decrease of 42 percent.

The results for the fourth quarter 2008 were also significantly impacted by foreign currency translation, which reduced earnings per diluted share by $0.26 compared with the fourth quarter 2007, primarily the result of the significant strengthening of the US dollar relative to the British pound. The majority of the impact of foreign currency translation was the result of the quarterly retranslation of the UK pension plan ($0.18 per diluted share).

Total reported revenues for the quarter ended December 31, 2008 were $799 million compared with $639 million for the same period last year, an increase of 25 percent, primarily due to the HRH acquisition. The effect of foreign currency decreased reported revenues by 9 percent.

Organic growth in commissions and fees was 6 percent in the fourth quarter 2008 compared with the fourth quarter 2007. This reflected net new business won of 9 percent offset by a negative 3 percent impact from declining premium rates tempered by other market factors, such as higher commission rates, higher insured values and changes in limits and exposures. Steady, strong client retention levels and momentum from Shaping our Future growth initiatives, such as Shaping our Future Marketing and Client Profitability, also contributed to organic growth.

The International business segment contributed a strong 11 percent organic growth in commissions and fees in the fourth quarter 2008 compared with the same period in 2007. There was continued strength in Australia, Latin America, China and Europe, especially Spain, Italy and Denmark.

The North America segment reported a 4 percent decline in organic commissions and fees compared with fourth quarter 2007, reflecting soft insurance market conditions as well as increased weakness in the US economy.

The Global segment, which comprises Global Specialties and Reinsurance, recorded 9 percent organic growth in commissions and fees in the fourth quarter 2008 compared with fourth quarter 2007. Global Specialties had positive organic growth in commissions and fees across many specialty businesses. Reinsurance reported positive organic growth in commissions and fees with strong growth in specialties and international reinsurance operations somewhat muted by reduced US revenues due to declining rates and higher retentions by the primary carriers in 2008.

Reported operating margin was 17.0 percent for the quarter ended December 31, 2008 compared with 23.6 percent for the same period last year. Excluding certain items, adjusted operating margin was 16.8 percent for the quarter ended December 31, 2008 compared with 23.3 percent a year ago. Foreign exchange movements had a negative 490 basis point impact on the operating margin in the fourth quarter 2008. Initial dilution from the HRH acquisition reduced operating margin by approximately 300 basis points. We recognized synergies from the HRH acquisition ($16 million in the quarter) and benefits from the ongoing expense review, while continuing to reinvest growth in strategic hires and key initiatives. On a comparable basis, operating margin was 24.7 percent in the fourth quarter 2008 and 23.3 percent in the corresponding period in 2007.

Full Year 2008 Financial Results

Reported net income for the year ended December 31, 2008 was $303 million, or $2.05 per diluted share, compared with $409 million, or $2.78 per diluted share, a year ago. The results for the year ended December 31, 2008 were significantly impacted by pre-tax charges totaling $92 million for the 2008 expense review, HRH integration costs, and foreign currency translation.

Excluding certain items, which are reviewed in detail later in this release, and a net gain on disposal of operations, adjusted earnings per diluted share were $2.56 for the year ended December 31, 2008, compared to $2.77 a year ago, a decrease of 8 percent. The acquisition of HRH was approximately $0.07 per share dilutive for the full year 2008.

The results for the full year 2008 were also significantly impacted by foreign currency movements, which reduced earnings per diluted share by $0.27 compared with the same period last year, primarily the result of the significant strengthening of the US dollar relative to the British pound. The majority of the foreign exchange impact was the result of the quarterly retranslation of the UK pension plan ($0.28 per diluted share).

Total reported revenues for the year ended December 31, 2008 were $2.834 billion compared with $2.578 billion for the same period last year, an increase of 10 percent, primarily reflecting the HRH acquisition. The effect of foreign currency translation increased reported revenues by 1 percent for the full year 2008 compared with 2007.

Organic growth in commissions and fees was 4 percent for the year ended December 31, 2008 compared with the same period in 2007. This growth was attributed to net new business won of 6 percent offset by a negative 2 percent impact from declining premium rates tempered by other market factors such as higher commission rates, higher insured values and changes in limits and exposures.

Reported operating margin was 17.8 percent for the year ended December 31, 2008, compared to 24.0 percent for the same period last year. Excluding certain items, adjusted operating margin was 21.2 percent for the year ended December 31, 2008, compared to 24.0 percent for the same period last year. The impact of foreign currency movements reduced operating margin by approximately 190 basis points for the year ended December 31, 2008. Initial dilution from the HRH acquisition reduced operating margin by approximately 90 basis points. On a comparable basis, operating margin was 24.0 percent in both 2008 and 2007.

Tax

The effective underlying tax rate for year ended December 31, 2008 was 26.0 percent, excluding the tax effects of the disposal of the London headquarters, disposal of operations and the benefit of the release of tax provisions relating to the resolution of prior period tax positions.

Capital

The Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.26 per share, an annual rate of $1.04 per share. The dividend is payable on April 13, 2009 to shareholders of record on March 31, 2009.

As at December 31, 2008, cash and cash equivalents totaled $176 million, total debt was $2.650 billion comprised of $1.2 billion of senior notes, a $700 million term loan and a $750 million bridge loan. Total stockholders’ equity was $1.845 billion. On December 31, 2008, the Company purchased a further 5 percent of Gras Savoye & Cie for approximately $41 million, increasing its voting ownership to 48 percent. The Company has an existing $1 billion buy back authorization, with $925 million available for repurchase.

On February 10, 2009, the Company entered into an agreement pursuant to which Goldman Sachs Mezzanine Partners will provide the Company $500 million of long-term debt financing through the purchase of 12.875 percent Senior Unsecured Notes due 2016. The transaction is subject to customary closing conditions and is expected to close during the first quarter of 2009. The net proceeds of the financing will be used to repay a substantial portion of the Company’s existing interim credit facility.1

Outlook

We cannot predict the potential impact of the uncertainty of the global economy on current insurance pricing or on potential changes in the buying decisions of clients with any degree of certainty. Therefore, the Company is suspending its practice of providing annual earnings guidance.

“In these uncertain economic times, we continue to manage the business to maximize our opportunities to succeed in any environment,” Plumeri said. “We enter 2009 with a solid game plan as we continue to execute on Shaping our Future, the integration of HRH and our ongoing expense review. With the new financing, we strengthen the balance sheet with long-term capital and enhance our financial flexibility.”

Conference Call and Web Cast

A conference call to discuss fourth quarter 2008 results will be held on Thursday, February 12, 2009, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 617-1526 (domestic) or +1 (210) 795-0624 (international) with a pass code of "Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through March 11, 2009 at 11:00 PM Eastern Time, by calling (800) 756-1819 (domestic) or +1 (203) 369-3011 (international) with no pass code, or by accessing the website.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

1 The sale of the notes described above has not been registered under the Securities Act of 1933, as amended, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate may occur in the future, including such things as the potential benefits of the business combination transaction involving Willis and HRH, our outlook and guidance regarding future adjusted operating margin and adjusted earnings per diluted share, future capital expenditures, expected growth in commissions and fees, business strategies, competitive strengths, goals, the anticipated benefits of new initiatives, growth of our business and operations, plans, and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  our ability to achieve the expected cost savings, synergies and other strategic benefits as a result of the acquisition of HRH or the amount of time it may take to achieve such cost savings, synergies and benefits expected due to the integration of HRH with our operations, our ability to continue to manage our indebtedness,
  our ability to implement and realize anticipated benefits of the Shaping our Future initiative and other new initiatives, our ability to retain existing clients and attract new business, and our ability to retain key employees, changes in commercial property and casualty markets, or changes in premiums and availability of insurance products due to a catastrophic event such as a hurricane, volatility or declines in other insurance markets and the premiums on which our commissions are based, impact of competition,
  the timing or ability to carry out share repurchases or take other steps to manage our capital, fluctuations in exchange and interest rates that could affect expenses and revenue, rating agency actions that could inhibit ability to borrow funds or the pricing thereof, domestic and foreign legislative and regulatory changes affecting both our ability to operate and client demand, potential costs and difficulties in complying with a wide variety of foreign laws and regulations, given the global scope of our operations, changes in the tax or accounting treatment of our operations, our exposure to potential liabilities arising from errors and omissions claims against us, the results of regulatory investigations, legal proceedings and other contingencies, and the timing of any exercise of put and call arrangements with associated companies.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see also Part I, Item 1A ‘‘Risk Factors’’ included in Willis’s Form 10-K for the year ended December 31, 2007 and Item 1A of HRH’s Form 10-K for the year ended December 31, 2007, and similar sections of each company’s most recent quarterly report on Form 10-Q.. Copies of said 10-Ks and 10-Qs are available online at http://www.sec.gov or on request from the applicable company.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated income statements for the three months and year ended December 31, 2008 and balance sheet as at that date.

WILLIS GROUP HOLDINGS LIMITED CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Revenues
Commissions and fees	$782	$610	$2,751	$2,463
Investment income	17	24	81	96
Other income	-	5	2	19
Total Revenues	799	639	2,834	2,578
Expenses
Salaries and benefits	444	359	1,642	1,448
Other operating expenses	184	119	605	460
Depreciation expense	13	13	54	52
Amortization of intangible assets	24	4	36	14
Net loss / (gain) on disposal of London headquarters	1	(5)	(7)	(14)
Net gain on disposal of operations	(3)	(2)	-	(2)
Total Expenses	663	488	2,330	1,958
Operating Income	136	151	504	620
Interest expense	36	18	105	66
Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	100	133	399	554
Income taxes	23	28	97	144
Income before Interest in Earnings of Associates and Minority Interest	77	105	302	410
Interest in earnings of associates, net of tax	(7)	(4)	22	16
Minority interest, net of tax	(8)	(6)	(21)	(17)
Net Income	$62	$95	$303	$409

Earnings per Share
- Basic	$0.37	$0.66	$2.05	$2.82
- Diluted	$0.37	$0.66	$2.05	$2.78

Average Number of Shares Outstanding
- Basic	166	143	148	145
- Diluted	167	145	148	147

WILLIS GROUP HOLDINGS LIMITED SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	December 31, 2008	December 31, 2007
Assets
Cash & cash equivalents	$176	$200
Fiduciary funds—restricted	1,854	1,520
Short-term investments	20	40
Accounts receivable, net	9,131	8,241
Deferred tax assets	76	21
Fixed assets, net	312	315
Goodwill and intangibles, net	3,957	1,726
Investments in associates	273	193
Pension benefits asset	111	404
Other assets	492	309
Total Assets	$16,402	$12,969
Liabilities and Stockholders’ Equity
Accounts payable	$10,314	$9,265
Deferred revenue and accrued expenses	471	388
Deferred tax liabilities	21	26
Income taxes payable	18	43
Short-term debt	785	-
Long-term debt	1,865	1,250
Liability for pension benefits	208	43
Other liabilities	825	559
Total Liabilities	14,507	11,574
Minority interest	50	48
Total stockholders’ equity	1,845	1,347
Total Liabilities and Stockholders’ Equity	$16,402	$12,969

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: the impact of foreign currency translation, the first twelve months of net commission and fee revenues generated from acquisitions, and net commission and fee revenues related to operations disposed of in each period presented.

Adjusted operating income and adjusted net income

Our results have been impacted by the charges related to the 2008 expense review and costs associated with the acquisition of HRH, together with net gains/losses on disposal of operations. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

Organic growth in commissions and fees is defined as growth in commissions and fees excluding the impact of foreign currency translation and acquisitions and disposals. The percentage change in reported commissions and fees is the most directly comparable GAAP measure, and the following tables reconcile this change to organic growth in commissions and fees by business unit for the three months and year ended December 31, 2008:

	Three months ended December 31,			Change attributable to
	2008	2007 (a)	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees Growth (b)
Global	$ 157	$ 142	11%	(8)%	10%	9%
North America	353	193	83%	(1)%	88%	(4)%
International	272	275	(1)%	(12)%	0%	11%
Commissions and fees	$ 782	$ 610	28%	(9)%	31%	6%

a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees’ are now reported separately as ‘Other income.’ As a result of this change, $5 million previously reported within North America’s commissions and fees in fourth quarter 2007 is now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the quarter ended December 31, 2007.

b) The Company has changed the methodology for the calculation of organic growth in commissions and fees. Previously, organic growth included growth from acquisitions from the date of acquisition. Under the new method, the first twelve months of commissions and fees generated from acquisitions are excluded from organic growth in commissions and fees.

2. Analysis of Commissions and Fees (continued)

	Year ended December 31,			Change attributable to
	2008	2007 (a)	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees Growth (b)
Global	$ 784	$ 750	5%	0%	3%	2%
North America	912	751	21%	0%	22%	(1)%
International	1,055	962	10%	1%	0%	9%
Commissions and fees	$ 2,751	$ 2,463	12%	1%	7%	4%

a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees’ are now reported separately as ‘Other income.’ As a result of this change, $5 million previously reported within North America’s commissions and fees in fourth quarter 2007 is now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the quarter ended December 31, 2007.

b) The Company has changed the methodology for the calculation of organic growth in commissions and fees. Previously, organic growth included growth from acquisitions from the date of acquisition. Under the new method, the first twelve months of commissions and fees generated from acquisitions are excluded from organic growth in commissions and fees.

3. 2008 Expense Review

The Company is conducting a thorough review of all businesses to identify additional opportunities to rationalize its expense base. Consequently, the Company incurred a pre-tax charge of $92 million ($66 million or $0.45 per diluted share after tax) in the year ended December 31, 2008 for contract buyouts, severance and other costs as analyzed in the following table:

	Three months ended December 31, 2008	Year ended December 31, 2008
	Pre-tax	Pre-tax
Salaries and benefits – severance (a)	$ -	$ 24
Salaries and benefits – other (b)	-	42
Other operating expenses (primarily relating to property and systems rationalization)	(3)	26
	$ (3)	$ 92

a) Severance costs relate to approximately 350 positions through the year ended December 31, 2008 which have been eliminated.

b) Other salaries and benefits costs relate primarily to contract buyouts.

4. Adjusted Operating Income

Adjusted operating income is defined as operating income excluding integration costs associated with the acquisition of HRH, net gains/losses on disposal of operations and the charges related to the 2008 expense review. Operating income is the most directly comparable GAAP measure, and the following tables reconcile adjusted operating income to operating income for the three months and year ended December 31, 2008 and 2007:

	Three months ended December 31,
	2008	2007	% Change
Operating Income, GAAP basis	$136	$151	(10)%
Excluding:
HRH integration costs (a)	4	-
Other operating expenses (primarily relating to property and systems rationalization)	(3)	-
Net gain on disposal of operations	(3)	(2)

Adjusted Operating Income	$134	$149	(10)%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	17.0%	23.6%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	16.8%	23.3%

	Year ended December 31,
	2008	2007	% Change
Operating Income, GAAP basis	$504	$620	(19)%
Excluding:
HRH integration costs (a)	5	-
Salaries and benefits – severance (b)	24	-
Salaries and benefits – other (c)	42	-
Net gain on disposal of operations	-	(2)
Other operating expenses (primarily relating to property and systems rationalization)	26	-

Adjusted Operating Income	$601	$618	(3)%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	17.8%	24.0%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	21.2%	24.0%

a) HRH integration costs include $2 million severance costs.

b) Severance costs relate to approximately 350 positions which have been eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $nil in the fourth quarter 2008 ($nil in 2007) and $2 million in the year ended December 31, 2008 ($2 million in 2007).

c) Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5. Adjusted Net Income

Adjusted net income is defined as net income excluding financing and integration costs associated with the acquisition of HRH, net gains/losses on disposal of operations and the charges related to the 2008 expense review. Net income is the most directly comparable GAAP measure, and the following tables reconcile adjusted net income to net income for the three months and year ended December 31, 2008 and 2007:

	Three months ended December 31,			Per diluted share Three months ended December 31,
	2008	2007	% Change	2008	2007	% Change
Net Income, GAAP basis	$62	$95	(35)%	$0.37	$0.66	(44)%

Excluding:
HRH integration costs, net of tax ($1)	3	-		0.02	-
Other operating expenses (primarily relating to property and systems rationalization), net of tax ($1)	(2)	-		(0.01)	-
Net gain on disposal of operations, net of tax ($1)	(2)	(2)		(0.01)	(0.02)

Adjusted Net Income	$61	$93	(34)%	$0.37	$0.64	(42)%

Diluted shares outstanding, GAAP basis	167	145

	Year ended December 31,			Per diluted share Year ended December 31,
	2008	2007	% Change	2008	2007	% Change
Net Income, GAAP basis	$303	$409	(26)%	$2.05	$2.78	(26)%

Excluding:
HRH financing (pre-close) and integration costs, net of tax ($4) (a)	10	-		0.07	-
Net gain on disposal of operations, net of tax	-	(2)		-	(0.01)
Salaries and benefits – severance, net of tax ($7) (b)	17	-		0.11	-
Salaries and benefits – other, net of tax ($12) (c)	30	-		0.20	-
Other operating expenses (primarily relating to property and systems rationalization), net of tax ($7)	19	-		0.13	-

Adjusted Net Income	$379	$407	(7)%	$2.56	$2.77	(8)%

Diluted shares outstanding, GAAP basis	148	147

a) HRH integration costs include $2 million severance costs.

b) Severance costs relate to approximately 350 positions which have been eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $nil in the fourth quarter 2008 ($nil in 2007) and $2 million in the year ended December 31, 2008 ($2 million in 2007).

c) Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

	2007					2008
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenues
Commissions and fees	$711	$600	$542	$610	$2,463	$772	$641	$556	$782	$2,751
Investment income	24	23	25	24	96	22	20	22	17	81
Other income (a)	4	3	7	5	19	1	-	1	-	2
Total Revenues	739	626	574	639	2,578	795	661	579	799	2,834
Expenses
Salaries and benefits	377	360	352	359	1,448	411	428	359	444	1,642
Other operating expenses	111	114	116	119	460	149	141	131	184	605
Depreciation expense	13	13	13	13	52	13	14	14	13	54
Amortization of intangible assets	3	4	3	4	14	3	3	6	24	36
Net (gain) / loss on disposal of London headquarters	(3)	(3)	(3)	(5)	(14)	(6)	(2)	-	1	(7)
Net (gain) / loss on disposal of operations	-	-	-	(2)	(2)	-	-	3	(3)	-
Total Expenses	501	488	481	488	1,958	570	584	513	663	2,330
Operating Income	238	138	93	151	620	225	77	66	136	504
Operating Income margin	32.2%	22.0%	16.2%	23.6%	24.0%	28.3%	11.6%	11.4%	17.0%	17.8%
Interest expense	12	19	17	18	66	16	21	32	36	105

Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	226	119	76	133	554	209	56	34	100	399
Income taxes	68	36	12	28	144	60	12	2	23	97

Income before Interest in Earnings of Associates and Minority Interest	158	83	64	105	410	149	44	32	77	302
Interest in earnings of associates, net of tax	19	(4)	5	(4)	16	26	(3)	6	(7)	22
Minority interest, net of tax	(8)	(1)	(2)	(6)	(17)	(9)	(2)	(2)	(8)	(21)
Net Income	$169	$78	$67	$95	$409	$166	$39	$36	$62	$303

Earnings per Share
- Diluted	$1.10	$0.54	$0.46	$0.66	$2.78	$1.16	$0.27	$0.25	$0.37	$2.05
Average Number of Shares Outstanding
- Diluted	154	145	145	145	147	143	142	142	167	148

a) Other income represents the gains on the disposal of intangible assets, including books of business. This income was previously recorded within commissions and fees.

WILLIS GROUP HOLDINGS LIMITED SEGMENTAL SUPPLEMENTAL FINANCIAL INFORMATION (in millions) (unaudited)

	2007					2008
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Commissions and Fees (a) (e)
Global	261	186	161	142	750	277	191	159	157	784
North America	184	194	180	193	751	191	193	175	353	912
International	266	220	201	275	962	304	257	222	272	1,055
Total Commissions and Fees	711	600	542	610	2,463	772	641	556	782	2,751
Total Revenues
Global	272	197	173	154	796	285	199	167	163	814
North America	193	202	190	201	786	196	197	179	357	929
International	274	227	211	284	996	314	265	233	279	1,091
Total Revenues	739	626	574	639	2,578	795	661	579	799	2,834
Operating Income (b) (c) (e)
Global	122	55	36	11	224	132	60	29	19	240
North America	27	44	32	49	152	27	31	18	67	143
International	87	43	27	94	251	104	57	38	107	306
Corporate and Other (d)	2	(4)	(2)	(3)	(7)	(38)	(71)	(19)	(57)	(185)
Total Operating Income	238	138	93	151	620	225	77	66	136	504
Organic Commissions and Fees Growth (e)
Global	3%	(1)%	2%	(7)%	0%	2%	0%	(2)%	9%	2%
North America	7%	6%	2%	(7)%	1%	3%	(1)%	(2)%	(4)%	(1)%
International	8%	7%	7%	9%	8%	5%	10%	10%	11%	9%
Total Organic Commissions and Fees Growth	6%	4%	4%	0%	3%	3%	3%	2%	6%	4%
Operating Margin (b) (c) (e)
Global	44.9%	27.9%	20.8%	7.1%	28.1%	46.3%	30.2%	17.4%	11.7%	29.5%
North America	14.0%	21.8%	16.8%	24.4%	19.3%	13.8%	15.7%	10.1%	18.8%	15.4%
International	31.8%	18.9%	12.8%	33.1%	25.2%	33.1%	21.5%	16.3%	38.4%	28.0%
Total Operating Margin	32.2%	22.0%	16.2%	23.6%	24.0%	28.3%	11.6%	11.4%	17.0%	17.8%

a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees,’ are now reported separately as ‘Other income.’ As a result of this change, $17 million previously reported within North America’s commissions and fees and $2 million previously reported within International in full year 2007, are now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the three months and year ended December 31, 2008.

b) Also with effect from January 1, 2008, the Company changed its basis of segmental allocation for central costs. In particular, all accounting adjustments for hedging transactions are now held at the Corporate level, together with certain legal costs. As a result of this change, an additional $1 million net operating loss for full year 2007, previously reported within Corporate, has been allocated to the operating segments.

c) The Company does not hold business segment management accountable for managing foreign exchange exposure on the retranslation of the UK pension plan asset. Historically, a relatively stable exchange rate environment had led to foreign exchange on the UK pension plan asset having no material impact on segment operating income and margin. However, following significant exchange rate movements in 2008, the Company decided that, effective October 1, 2008, foreign exchange on the pension plan asset would be excluded from segment operating income and reported within Corporate and Other.

d) Corporate and Other includes the costs of the holding company, foreign exchange hedging activities and foreign exchange on the UK pension plan asset, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, and, in the year ended December 31, 2008, the $92 million charge for the 2008 expense review ($33 million in first quarter, $62 million in second quarter and a $3m foreign exchange gain in fourth quarter 2008) and integration costs associated with the acquisition of HRH..

e) Prior periods restated to conform to current period presentation.

CONTACT:
Willis Group Holdings Limited
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Valerie Di Maria, 212-915-8272
valerie.dimaria@willis.com
or
Will Thoretz, 212-915-8251
will.thoretz@willis.com